Exhibit 99

November 12, 2007

A Message from John B. Zumwalt, III PE, Chairman and Chief Executive

Results of Voting on 10 Proposals to Amend Bylaws and Articles of Incorporation of The PBSJ Corporation & Announcement of 2008 Annual Meeting

At a special meeting of The PBSJ Corporation stockholders on November 3, 2007, in Tampa, the following proposals passed with a majority of the votes cast:

1.	Proposal to approve an amendment to our articles of incorporation to reclassify the existing 15,000,000 authorized shares of common stock as Class A Common Stock and to create a new class of non-voting common stock with 5,000,000 authorized shares entitled Class B Common Stock.

2.	Proposal to approve an amendment to our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of Preferred Stock, with such designations, preferences, rights and limitations as our Board of Directors adopts by resolution.

3.	Proposal to approve an amendment to our Articles of Incorporation to provide that directors be elected by a majority of the votes cast with respect to the shares present at a meeting at which a quorum is present.

4.	Proposal to approve amendments to Section 1 of Article II of our bylaws to provide for procedures and guidelines for shareholder proposals to be brought at annual shareholder meetings.

5.	Proposal to approve amendments to Article II of our bylaws to update procedures with respect to shareholder meetings.

6.	Proposal to approve amendments to Articles III and IV of our bylaws relating to the minimum number, qualifications, policies and committees of our board of directors and the titles, duties and removal of our officers.

8.	Proposal to approve amendments to Article IX of our bylaws to clarify the indemnification rights we provide to our officers and directors.

9.	Proposal to approve amendments to Article X of the bylaws to allow either the shareholders or the Board of Directors to amend the bylaws.

10. Proposal to approve other miscellaneous amendments to update and clarify certain provisions of our bylaws.

Proposal 7—Proposal to approve amendments to Article VIII of our bylaws to revise the procedures for the issuance, sale and redemption of stock. This proposal received a majority of votes cast of 73.3%; however, it required an affirmative vote by more than 50% of the total shares outstanding. Since only 60.3% of the total shares outstanding cast votes, it would have been very difficult for the proposal to be approved. Consequently, we will bring the proposal before the shareholders again at the January 19, 2008 Annual Meeting, along with the Stock Ownership Plan, for approval. In addition, we will strongly encourage all shareholders to vote.

Consistent with recently approved proposal #4, please allow this communication to serve as the 10th calendar day public disclosure notice to all shareholders to provide the Company with any Proposal Solicitation Notice addressing any business that will be brought before the annual meeting by shareholder(s).

Thanks for your interest in our corporate governance.

Cheers!